Exhibit 10.32

Amendment No. 1 to the

OMNOVA SOLUTIONS INC.

Second Amended and Restated

1999 Equity and Performance Incentive Plan

This Amendment No. 1 to the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan was adopted by the Board of Directors of OMNOVA Solutions Inc. at a duly held meeting of the Board of Directors on March 19, 2008.

WHEREAS, the shareholders of OMNOVA Solutions Inc. approved the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”) on March 22, 2007;

WHEREAS, the Board of Directors now desires to amend the plan to clarify that any awards to nonemployee directors under the Plan will be approved by a committee of the Board composed solely of independent directors; and

WHEREAS, the Board of Directors has the authority to adopt this amendment pursuant to Section 17 of the Plan;

NOW, THEREFORE, the Board of Directors of OMNOVA Solutions Inc. hereby amends the Plan, effective immediately, in the following respects:

1. Section 16(a) of the Plan is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting entirely of two or more Nonemployee Directors appointed by the Board; provided, however, that any awards made to Nonemployee Directors under this Plan must be approved by a committee of the Board consisting entirely of two or more Nonemployee Directors each of whom is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.”

2. Except as explicitly set forth herein, all other terms of the Plan will continue in full force and effect.